Exhibit 99.1

Imperial notifies Transport Canada of potential aviation fuel quality issue

Calgary, Alberta – Feb., 15, 2018 – Imperial has notified regulators and customers of a potential fuel quality issue in aviation gasoline (sometimes referred to as “avgas” or “100 low lead”) shipped from Strathcona refinery since Dec. 28, 2017.

The primary concern is that the product quality issue may cause interference with on-board fuel gauge sensors of aircraft using avgas.

All shipments of the avgas from Strathcona refinery were promptly stopped as soon as the company became aware of the issue on Feb. 13, 2018. Imperial has also requested that all distributors cease distribution of the product.

At this time, Imperial is not aware of any reported safety issues related to the fuel. Aircraft that use jet fuel, also known in the industry as “Jet A,” are not impacted by this potential fuel quality concern.

“We regret this inconvenience and will continue to provide information as the situation evolves,” said Jon Wetmore, Vice-President Imperial Downstream. “An investigation into the cause of the issue is ongoing.”

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